Exhibit 10.1(b)

LIST OF CONTENTS OF EXHIBITS AND SCHEDULES TO CREDIT AGREEMENT

SCHEDULES:

Schedule 1.01	–	Material Subsidiaries
Schedule 2.01	–	Commitments
Schedule 2.02	–	Rate Grid

EXHIBITS:

EXHIBIT A	–	Form of Assignment and Acceptance